June 30, 2004

To: All Applicable Securities Commissions & Exchanges

Dear Sirs:

Re: Western Wind Energy Corporation-
April 30, 2004 Financial Statements
and MD&A for the period ended April 30, 2004

We wish to confirm that on today's date, June 30, 2004, copies of the Company's Financial Statements and MD&A for the period ended April 30, 2004, were forwarded by prepaid first class mail, to all shareholders listed on the Company's Supplemental List of Shareholders.

Yours truly,

WESTERN WIND ENERGY CORPORATION

Per: "Jeffrey J. Ciachurski"

JEFFREY CIACHURSKI, President